EXHIBIT 99.2(m)(i)
CONSENT TO SERVICE OF PROCESS WITH RESPECT TO DENNIS CAUSIER


     The undersigned, DENNIS R. CAUSIER, a non-U.S. resident and director of Boulder Growth & Income Fund, Inc. and First Financial Fund, Inc., (the "Funds") hereby designates and appoints STEPHANIE KELLEY, 1680 38th Street, Boulder, Colorado 80301 USA, as the Agent to be served all process, pleadings and other papers in any civil suit or action brought against him in any appropriate court in any proceeding subject to the jurisdiction of the United States, insofar as they relate to actions arising out of his activities as a director of the Funds or that arise out of or are grounded in the Securities Laws of the United States ("Fund or Securities Related Actions").

     The undersigned hereby consents, stipulates and agrees, without power of revocation for so long as he serves in the capacity of director of the Funds and for the respective period of limitations thereafter (a) that any Fund or Securities Related Actions may be commenced against him by the service of process upon the said Agent and forwarding by the Agent by mail or electronic mail to him at the last address of record filed by him with the Agent; (b) that all service of process, pleadings or other papers upon the Agent and the forwarding of a copy thereof by mail or electronic mail to him at the last address of record filed by him with the Agent shall be taken and held by all courts to be as valid and binding as if due personal service had been obtained upon him, and (c) that service upon the Agent may be effected by delivering copies of said process, pleadings or other papers to the Agent, and the certificate of such Agent reciting that said process, pleadings or other papers were received by the Agent and that a copy thereof was forwarded to the undersigned at the last address of record filed with the Agent shall constitute evidence of such service upon him.

     IN WITNESS WHEREOF, the undersigned has executed this power of attorney, consent, stipulation and agreement on this 29th day of July, 2005.


                                                           /s/ Dennis R. Causier
                                                               DENNIS R. CAUSIER


STATE OF Alaska
Third Judicial District

Sworn to before me this 29th of July, 2005, by DENNIS R. CAUSIER, an individual.


/s/Stephen C. Miller
Stephen C. Miller
Notary Public
State of Colorado